EXHIBIT 99.1

Operating Report

In The United States Bankruptcy Court

for the Northern District of Illinois

Eastern Division

Case Name: Universal Access Global Holdings Inc et al	Case No: 04 B 28747

Summary of Cash Receipts and Cash Disbursements

For the period January 1, 2005 - January 31, 2005

Beginning Balances:
	Unrestricted accounts	8,525,951
	Restricted accounts	290,497
Beginning balance in all accounts			8,816,448

Receipts:

1	Receipts from operations	2,638,159
2	Other receipts	50,211
3	Asset Sale Proceeds Restricted	125,000

Total receipts			2,813,370

Disbursements:

3 Net payroll:
a	Officers	44,962
b	Others	296,898

4 Taxes:
a	Federal Income Tax Withholdings	83,398
b	FICA withholdings	41,054
c	Employer’s FICA	41,054
d	Federal Unemployment Taxes	3,201
e	State Unemployment Taxes	40,766
f	State Income Tax Withholdings	19,029

5 Necessary expenses
a	Carriers	2,394,753
b	Carrier 366 Prepayments	143,034
c	Rent	161,327
d	Commissions	48,321
e	Computer Expenses	10,274
f	Utility Expenses	109,099
g	Employee Benefits	89,559
h	Travel and Entertainment	31,436
i	Reorganization Consulting fees	88,679
j	Reorganization Legal fees	146,925
k	Regulatory, Taxes and Insurance	156,906
l	Other contractors	54,788
m	Other expenses	28,228

Total Operating Cash Disbursements		4,033,691

Total Restricted Cash Disbursements/ Letter of Credit Draw		—

Total Disbursements			4,033,691

Net receipts and (disbursements)			(1,220,321)

Ending balances:
	Unrestricted accounts	7,180,630
	Restricted accounts	415,497
Ending balance in all accounts			7,596,127

	Note:
	Global Holdings had disbursements of $37,497
	Tri-Quad had disbursements of $50,697

Statement of Inventory

Beginning inventory	N/A
Add: purchases	N/A
Less: goods sold	N/A
Ending inventory	N/A

Payroll Information Statement

Gross payroll for the period	485,342
Payroll taxes due but unpaid	0

Status of Payments to Secured Creditors and Lessors

Name of Creditor/Lessor	Date regular payment is due	Amount of regular payment	Number of payments delinquent	Amount of payments delinquent
Other Rents	8/1/2004	—	8	92,167

Statement of Aged Receivables

Accounts Receivable (from 1/1/05 through 1/31/05):
Beginning of month balance	8,685,082	Note 1
Add: sales on account	3,996,948
Less: collections	(2,638,603)
Adjustments	(404,208)
End of month balance	9,639,219

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due	2,108,902	6,633,615	787,919	108,783	9,639,219

Statement of Accounts Payable (Post-Petition)

Accounts Payable:
Beginning of month balance	1,725,118
Add: credit extended	3,671,396
Less: payments on account	(3,433,966)
Adjustments	(10,715)
End of month balance	1,951,833

	0-30 days	31-60 days	61-90 days	> 90 days	Total
Balance due (Note 2)	1,401,457	157,247	103,331	289,798	1,951,833

Note 1: Beginning balance reflects early termination fees invoiced to a single customer in the amount of $6,099,157.

Note 2: Includes $1,071,518 of 0-30 day accounts payable recorded for prepaid carrier services to be received in February 2005.

Tax Questionnaire

	Yes	No
Federal Income Taxes	X
FICA withholdings	X
Employee’s withholdings	X
Employer’s withholdings	X
Employer’s FICA	X
Federal Unemployment Taxes	X
State Income Taxes	X
State Employee withholdings	X